HAMPDEN BANCORP, INC. REPORTS THIRD QUARTER RESULTS AND DECLARES CASH DIVIDEND

SPRINGFIELD, Mass. May 3, 2011. Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and nine months ended March 31, 2011.

The Company had net income for the three months ended March 31, 2011 of $253,000, or $0.04 per basic and fully diluted share, as compared to a net loss of $143,000, or $(0.02) per basic and fully diluted share, for the same period in 2010. The increase in net income was due principally to a decrease in the provision for loan losses of $795,000, or 57.0%. The Company had a decrease in net interest income of $112,000 for the three months ended March 31, 2011 compared to the three months ended March 31, 2010. There was a decrease in interest and dividend income, including fees, of $662,000, or 9.7%, for the three months ended March 31, 2011 compared to the three months ended March 31, 2010. This decrease in interest income was mainly due to a decrease in loan income of $466,000 and a decrease in debt securities income of $207,000. Due to interest rate risk, the Company has decided to sell some of its current originations of fixed rate mortgages, which is contributing to the decrease in average outstanding loans as well as the decrease in interest income. For the three month period ended March 31, 2011, interest expense decreased by $550,000, or 23.7%, compared to the three month period ended March 31, 2010. This decrease in interest expense was due to a decrease in deposit interest expense of $410,000 and a decrease in borrowing interest expense of $140,000. There was a decrease in the rates of deposits and a decrease in the average balance of borrowed funds due to the Company paying off some higher rate borrowings. For the three month period ended March 31, 2011, the Company had a loss on the sales/write-downs of securities and loans, net, of $64,000 compared to a gain on the sales/write-downs of securities and loans, net, of $22,000 for the three months ended March 31, 2010. The $64,000 loss for the three month period ended March 31, 2011 consisted of a $49,000 gain on the sale of loans, a $58,000 other-than-temporary-impairment charge on equity securities and a $55,000 loss on the sales of securities. Our combined federal and state effective tax rate was a 9.1% benefit for the three months ended March 31, 2011. This was due to a $100,000 reversal of the company’s valuation reserve against the deferred tax asset established in connection with the charitable contribution carryforward, as the Company believes it will have enough income to receive a larger tax benefit from the contribution.

The Company had net income for the nine months ended March 31, 2011 of $1.3 million, or $0.20 per fully diluted share, as compared to a net loss of $975,000, or $(0.15) per basic and fully diluted share, for the same period in 2010. The reason for the increase in net income was due to a decrease in the provision for loan losses of $2.8 million, or 70.3%, for the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010. Also, for the nine month period ended March 31, 2011, interest expense decreased by $1.6 million, or 21.4%, compared to the nine month period ended March 31, 2010. This decrease in interest expense was due to a decrease in deposit interest expense of $1.2 million and a decrease in borrowing interest expense of $458,000 for the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010. There was a decrease in the rates of deposits and a decrease in the average balance of borrowed funds due to the Company paying off some higher rate borrowings. A partial offset to this was a decrease in interest and dividend income, including fees, of $1.4 million, or 6.7%, for the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010. This decrease in interest income was mainly due to a decrease in debt securities income of $763,000 and a decrease in loan income of $634,000 for the nine months ended March 31, 2011 compared to the nine months ended March 31, 2010. For the nine month period ended March 31, 2011, the Company had a gain on the sales/write-downs of securities and loans, net, of $335,000 compared to $80,000 for the nine months ended March 31, 2010. The $335,000 gain for the nine month period ended March 31, 2011 consisted of a $440,000 gain on the sale of loans, a $58,000 other-than-temporary-impairment charge on equity securities and a $47,000 loss on the sale of securities.

The Company’s total assets decreased $9.0 million, or 1.5%, from $584.0 million at June 30, 2010 to $575.0 million at March 31, 2011. Net loans, including loans held for sale, decreased $20.3 million, or 4.9%, to $393.2 million at March 31, 2011, while securities increased $1.7 million, or 1.6%, to $113.1 as of March 31, 2011 compared to June 30, 2010. Due to interest rate risk, the Company has decided to sell some of its current originations of fixed rate mortgages, which is contributing to the decrease in outstanding loans. Cash and cash equivalents increased $7.6 million, or 25.4%, to $37.6 million at March 31, 2011.

Non-performing assets totaled $8.1 million or 1.40% of total assets, at March 31, 2011 compared to $6.6 million, or 1.13% of total assets, at June 30, 2010. Total non-performing assets included $7.1 million of non-performing loans and $985,000 of other real estate owned. From June 30, 2010 to March 31, 2011, commercial real estate non-performing loans have increased $1.3 million and commercial non-performing loans have increased $756,000. A partial offset to these increases was a decrease in residential mortgage non-performing loans of $321,000 and a decrease in consumer, including home equity, non-performing loans of $343,000. However, residential mortgage delinquent loans increased $818,000 from June 30, 2010 to March 31, 2011. Impaired loans totaled $16.9 million as of March 31, 2011. The Company has established $315,000 in specific reserves for these impaired loans based on the expected cash flows. Management believes that a 1.29% allowance for loan losses to total loans ratio is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio decreased from 110.93% at June 30, 2010 to 71.70% at March 31, 2011. The reason for the decrease in this ratio is due to the Company charging off $2.4 million of impaired loans in the nine months ending March, 31, 2011.

Deposits increased $1.0 million, or 0.3%, to $421.1 million at March 31, 2011 from $420.1 million at June 30, 2010. Money market accounts increased $7.3 million, demand deposits increased $5.3 million, savings accounts increased $4.3 million and NOW accounts increased $1.6 million. A partial offset to these increases was a decrease in certificates of deposit of $17.4 million.

         Short-term borrowings, including repurchase agreements, increased $473,000, or 7.0%, to $7.3 million at March 31, 2011 from $6.8 million at June 30, 2010. Long-term debt decreased $10.5 million, or 18.1%, to $47.7 million at March 31, 2011 from $58.2 million at June 30, 2010.

Stockholders’ equity decreased $1.9 million, or 2.0%, to $92.9 million at March 31, 2011 from $94.8 million at June 30, 2010. The Company repurchased 289,430 shares of Company stock for $2.9 million, at an average price of $10.11 per share, in the first three quarters of fiscal 2011 pursuant to the Company’s third Stock Repurchase Program announced in June 2010. The Company purchased 10,500 shares of Company stock, at $9.95 per share, from Hampden Bank Charitable Foundation in the first quarter of fiscal 2011.  In addition the Company repurchased 18,345 shares of Company stock, at an average price of $12.17 per share, in the third quarter of fiscal 2011 in connection with the vesting of the restricted stock grants as part of our 2008 Equity Incentive Plan. The Company purchased these shares from the employee plan participants for settlement of tax withholding obligations. Our ratio of capital to total assets remained relatively flat at 16.2% at March 31, 2011 and June 30, 2010.

On December 22, 2010, the Company announced that its Board of Directors authorized a fourth stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 339,170 shares, or approximately 5%, of the Company’s outstanding common stock. The Company will commence its fourth stock repurchase program immediately upon the completion of its third repurchase program, announced on June 2, 2010. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

Thomas R. Burton, President and CEO stated, “In many respects it was a conflicting quarter.  On one hand delinquency improved and impaired assets declined as compared to the previous quarter, but after a careful review of asset quality, the bank recognized additional loan charge-offs, sold certain under-performing equity securities and recorded an ‘other than temporary impairment’ charge on others.  Commercial loan growth continues to lag projections, as many customers are not yet confident that economic conditions warrant expansions or significant new permanent hires.  Low interest rates and the lack of commercial loan growth continue to put pressure on the net interest margin.

Overall, we believe the Bank is well positioned for improved performance as asset quality and the economy continues to advance.”

    The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on May 31, 2011, to shareholders of record at the close of business on May 16, 2011.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County.  With the opening of its fourth office in Springfield in January 2011, the Bank now has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At March 31,	At June 30,
	2011	2010
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$ 575,017	$ 584,039
Loans, net (a)	393,212	413,547
Securities	113,128	111,379
Deposits	421,112	420,060
Short-term borrowings, including repurchase agreements	7,279	6,806
Long-term debt	47,660	58,196
Total Stockholders' Equity	92,875	94,773
(a) Includes loans held for sale of $420,000 at March 31, 2011, and $933,000 at June 30, 2010.

	For The Three Months Ended March 31,		For The Nine Months Ended March 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$ 6,177	$ 6,839	$ 19,320	$ 20,695
Interest expense	1,774	2,324	5,893	7,502
Net interest income	4,403	4,515	13,427	13,193
Provision for loan losses	600	1,395	1,200	4,037
Net interest income after provision for loan losses	3,803	3,120	12,227	9,156
Non-interest income	681	576	1,898	1,893
Gain (loss) on sales/write-downs of securities and loans, net	(64)	22	335	80
Non-interest expense	4,188	4,266	12,626	12,907
Income (loss) before income tax expense	232	(548)	1,834	(1,778)
Income tax expense (benefit)	(21)	(405)	546	(803)
Net income (loss)	$ 253	$ (143)	$ 1,288	$ (975)

Basic earnings (loss) per share	$ 0.04	$ (0.02)	$ 0.21	$ (0.15)
Basic weighted average shares outstanding	6,197,596	6,481,991	6,254,803	6,533,619

Diluted earnings (loss) per share	$ 0.04	$ (0.02)	$ 0.20	$ (0.15)
Diluted weighted average shares outstanding	6,413,654	6,481,991	6,356,285	6,533,619

	At March 31,	At December 31,	At June 30,
	2011	2010	2010
Selected Ratios:	(unaudited)

Non-performing loans to total loans	1.79%	2.15%	1.37%
Non-performing assets to total assets	1.40%	1.69%	1.13%
Allowance for loan losses to non-performing loans	71.70%	71.02%	110.93%
Allowance for loan losses to total loans	1.29%	1.53%	1.52%